Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd quarter 2022

July 21, 2022  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman of the Board

Craig W. Kliethermes — President & Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler — Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Greg Peters	Raymond, James & Associates, Inc
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Mark Dwelle	RBC Capital Markets
Jamie Inglis	Philo Smith & Co.
Casey Alexander	Compass Point Research & Trading, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

July 21, 2022

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results. During the call, RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available on the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, and good morning. Welcome to RLI's Second Quarter Earnings Call for 2022. Joining us today are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer; and Jon Michael, Chairman.

Today's agenda should be familiar as Todd will start off with financial results for the quarter ended June 30th. Craig and Jen will follow offering high-level comments on the current market environment and details on our product segments. We will then take your questions, and Craig will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron. Good morning, everyone. Yesterday, we reported second quarter operating earnings of $1.49 per share as strong underwriting results and growth in investment income led the way. Underwriting income benefited from limited spring storm activity, and generally lower property losses, an improved underlying loss ratio in our Casualty segment, continued favorable development on prior year's loss reserves in all 3 segments, and a lower expense ratio.

All in, we posted a combined ratio of 80.2 for the quarter and experienced continued growth in top line, which was up 17%. Investment income advanced 11% as reinvestment rates continued to move higher and operating cash flow remained strong and supportive of additional investments in the portfolio. Realized gains were $13 million in the quarter, while unrealized losses on equity securities were $101 million. As mentioned on prior calls, large movements in equity prices between periods can have a significant impact on net earnings, which you can see in the comparative quarterly results. Craig and Jen will talk more about premium in a minute, but at a high level, all 3 segments experienced growth as we continue to benefit from favorable market conditions in most areas of our business.

From an underwriting income perspective, the quarterly combined ratio was 80.2 compared to 84.8 a year ago. Our loss ratio declined 2.7 points largely due to low property losses during the quarter. Spring storm losses were $3 million in the quarter with $2.5 million impacting properties and $0.5 million in Casualty. This compares to $8 million for the same period last year, with $7 million in property and $1 million in Casualty.

From a prior year's reserves perspective, all 3 segments experienced favorable emergence during the quarter. Casualty experienced $17 million of favorable development with notable contributions from general liability, design and miscellaneous professional liability, and transportation. Property posted $4 million favorable emergence with the largest benefit from our Marine business. In Surety, contract and commercial were responsible for the bulk of that segment's $3 million in positive development during the quarter. On a comparative basis, you may recall that Surety was adverse $3 million during the same period last year, as we strengthened reserves on the energy portion of our commercial business.

Moving to expenses. Compared to last year, our quarterly expense ratio decreased by 1.9 points to 38.5%. This result is on par with the first quarter, and continue to reflect improved leverage on our expense base, as net premiums earned continue to grow. Certain incentive-related amounts that are influenced by growth in book value, were also down.

On the asset side of the balance sheet, it has been a difficult 6-month period for investments, as stocks and bonds were correlated to the downside through the second quarter. Total return performance came in at minus 6.1% during the quarter and minus 10% on a year-to-date basis. The vast majority of this decline is in unrealized gains and losses, and we have historically utilized a low turnover approach in the fixed income, and held many securities to maturity. Purchase activity remains focused on high-quality investment-grade bonds with new money yields in the mid to high 3% range.

As we have discussed in the past, price changes in the fixed income portfolio are included in comprehensive earnings, which turned in a quarterly loss of $99.8 million or $2.20 per share. This resulted in a decline in book value per share of 8% during the quarter adjusted for dividends. Book value ended the quarter at $23.02 per share, down 13% from year-end, again adjusted for dividends.

For our unconsolidated investees, total earnings decreased $2.3 million compared to last year, with Maui Jim contributing $8.5 million and Prime offering $3.6 million. As a reminder, in the first quarter, we discussed an agreement to sell our minority stake in Maui Jim, outlining anticipated after-tax proceeds of approximately $500 million. Final proceeds will be subject to certain adjustments at closing, which we expect to occur in the second half of the year. All in all, an excellent operating quarter and a strong first half of the year. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Aaron, and Todd, and good morning, everyone. As Todd mentioned, we're off to a very good first half of the year. We're very pleased with the growth coming from a mix of rate, exposure-based increases, and new business. We finished the quarter with top line growth of 17% on an 80 combined ratio. The midyear report card looks pretty good with growth up 19% and a combined ratio that starts with a 7, but we know that the hard work is never done.

We have realized growth in underwriting profitability across all major product groups in our portfolio. Our narrow and deep underwriting teams are still uncovering opportunities in the markets where we compete.

We have observed some market disruption in several of our niches. At the same time, the markets we serve, continue to see new entrants who are confident in their underwriting prowess. Our diversified portfolio of specialty products and conservative approach to underwriting and risk management, provides us some protection, but not immunity, against market, inflation, and recessionary pressures. We have navigated market uncertainty before, and have confidence that our talented associates can adapt and thrive in all environments we may face. Our underwriting teams will remain focused on providing consistent and disciplined risk management solutions for our policyholders, while capitalizing on opportunities to serve new customers. With that, I'll turn it over to Jen to offer up some more color by segment.

Jen Klobnak: Thank you, Craig.

Property segment produced a 65 combined ratio with 48% premium growth. Attractive market conditions drove an 8% positive rate change for the quarter. First, the segment contributed to the profit and growth we experienced. The headline continues to be the hard market conditions within the Southeast property market. Admitted markets are absent, and the E&S competitors who remain, continue to offer lower limits than historical levels. Several markets announced a renewed focus in this area, but we have not encountered any activity to date. We achieved a 24% rate increase on hurricane exposure this quarter while continuing to tighten our terms and conditions and risk selection criteria. With the growth in exposure this year, we purchased $150 million of additional all-peril catastrophe reinsurance limit effective May 1st. This brings our total tower for hurricane risk to $625 million, excess of $25 million in coverage. Additional reinsurance ensures our exposure aligns with our net risk tolerance. With our underwriting changes in certain geographies and classes, the growth in our exposures slowed toward the end of the quarter, as we work to optimize the use of our new capacity.

We have been hiring to support the growth in all property product groups, including E&S property, Marine and Hawaii Homeowners. Our new team members have found additional growth opportunities, which has made a positive impact on our expense ratio. In all areas, we are mindful of increased valuations to ensure we are collecting adequate premium for the exposure. Our terms and conditions are customized to incentivize the insured to disclose appropriate valuations. From a catastrophe perspective, it has been a quiet first half relative to last year. We are entering the second half of the year in a position of strength, and expect to meet any new challenges with the same hallmark discipline we have maintained through previous market cycles.

Surety produced a 73 combined ratio with 13% top line growth. The growth was driven by our commercial surety group, where we have expanded staff, and are attracting new business and relationships. In contract surety, we continue to see construction projects cost more because of labor and materials. Project pipelines for our contractors is still healthy as it is a backlog of public works projects. There has been turmoil in both commercial and contract surety in the industry with several competitors experiencing increased loss activity and underwriter turnover. We're closely monitoring the financial health of our principals as we navigate the changing economic conditions.

Casualty produced an 88 combined ratio with 5% growth in premium. Rate change was positive 5% for this segment. The slowdown in growth and rate was driven by our Executive Products Group. Recall that last year, we began exiting cyber and reps and warranties insurance lines. In addition, we are seeing a starkly different competitive environment for this product group. After several years of significant rate increases, brokers are pushing for rate decreases and expanded limits as well as terms and conditions, primarily on public company directors and officers coverage. We have also lost several larger premium accounts that we participated on opportunistically during the hard market. The change in production for this line demonstrates our disciplined approach to underwriting. Most of the remaining products in the Casualty segment demonstrated growth. Transportation premium increased 13%. Much of this is due to a 9% rate change and the rebounding exposures in our public auto book. As I've mentioned in previous quarters, competition in this market has heightened, especially in the truck and public products. Public accounts, in particular, are not being marketed as much so new business is hard to come by. Competitors in the transportation space seem to have a very short memory regarding lost potential in wheels-based business. Our E&S excess liability product also grew 7%, including 9% rate change, which we believe continues to outpace loss trends. Personal umbrella is also worth noting the 21% growth in premium, as we continue to invest in product updates designed to enhance the customers' experience. Overall, the Casualty segment is in good shape, and we continue to see opportunities for profitable growth.

I'll turn the call back over to Craig for final comments.

Craig Kliethermes: Thanks, Jen. A very good quarter and great first half of the year. We will remain vigilant and highly adaptive to the market and economic pressures ahead. Disruption and uncertainty create opportunities for those who do not waiver from their proven discerning approach. RLI is powered by employee owners who are knowledgeable, disciplined and empowered to solve the challenges they face. We are a great home for folks who are customer-focused, and flourish in a strong ownership culture that aligns shareholders' interest with shared financial rewards. I want to thank all of our associate owners for their good care of our customers and for delivering differentiating underwriting results to our shareholders. Being different has delivered again. With that, I will turn it back to the operator.

Operator: [Operator Instructions] Our first question today comes from Greg Peters from Raymond James.

Greg Peters: Good morning, everyone. I guess the first question I'll focus is, the growth, particularly in the Property account. It's quite strong. It brings to mind the potential for a changing sort of profile as it relates to CAT-exposure and quarterly retentions. And I just thought maybe you could review your expectations. I think you said on hurricanes, you're now at a $25 million retention. If you could just sort of review your perspectives on retentions and CAT events, that would be helpful.

Jen Klobnak: So we've had the $25 million retention since -- after KRW. So that's a consistent net appetite for us over all those years, 15 or more years now. As we think about our catastrophe exposure, we're looking at a marketplace where this is as good as it gets. And for RLI, when there is a market where you can do what you need to, to cover the exposure and support your brokers and your insurers, this is the time to write the business. A lot of our competitors have pulled back or have gotten out, and are missing out on the opportunity. So we're there. Now there's more business than we can handle. Our brokers have a lot of business coming in, and we try to get to as much as we can. So there is a need for more capacity in this space. We obviously pay attention to how much surplus we have, how much reinsurance we buy and what we're comfortable with from an earnings standpoint as well. And that's why we decided to buy the additional reinsurance limit. So from a net perspective, we're maintaining about the same exposure that we have in the past. We're just taking advantage of the market, bringing in more premium, actually getting a higher return on the exposure, but ending up with a similar net risk profile.

Greg Peters: And then on the reserve development, continues to be a robust contributor to your results. Can you sort of give us an update on where -- what accident years this is coming in, particularly as it relates to Casualty, and what your perspective is on that result?

Todd Bryant: Greg, it’s Todd. It crosses several accident years, I would say, 16 to 20, so, the multiple accident years. I think as we go through it, as our actuaries go through it, their approach remains the same. So nothing has changed there. It is down a little bit from what it was last quarter or few quarters before that. But I don't think there's anything there to really note. We are -- certainly, we haven't seen inflation yet in our data from a reserving perspective. We're conscious of that. That certainly probably influences our approach to things, just given our generally conservative nature, but nothing really of note outside of that.

Greg Peters: And just on -- as a follow-up to that point, when you think about inflation and what you're looking for in your reserve development, what areas do you think are most susceptible to what's going on from an inflation environment and affecting the reserve assumptions?

Todd Bryant: I think it can affect all 3 segments to some degree. But Casualty probably, again, the longer-term nature there. We --certainly we think about that. We've typically taken a longer-term view of watching the current term, right, the near term, but taking a longer-term loss cost trend approach. And then I think, to the extent that results come in better than that, that's where you're going to see some of the favorable development over time.

Operator: Our next question comes from Meyer Shields with KBW.

Meyer Shields: I was hoping if you could give us a little bit more color on your comments about the marketplace for surety?

Jen Klobnak: Sure. So surety marketplace, I would say, is mixed. There are some competitors in the industry that have dealt with some larger losses in the last couple of years, and so they have changed their appetite. That's also caused some turnover in those shops. And so, that also causes a change in appetite times. From our perspective, what we watch is, what are the economic conditions today. I mean, the key to surety is to underwrite the financial viability of your principles. And so really looking at economic trends and how people are navigating the economic conditions, contractors or for commercial surety, other types of entities. Do they have a strong balance sheet? And then in the contractor space, it's really about understanding how they're approaching jobs. So in this environment, where materials are difficult to come by, labor is an issue, we asked a lot more questions though I think the industry has come around to asking more questions, which is helpful to understand for a given project. What are all the -- what's the planning that's going into place to make sure this project gets done on time? And how much is it really going to cost? And what's Plan B if things happen? So, I think the competitive environment has allowed us to continue asking more questions, just like we always have, but I think it's more tolerable now by our agents. The construction market is -- the construction industry is fairly healthy still, which means there's plenty of jobs to look at and to bid on so we have plenty of flow coming in. We are seeing some new business just because we have some new hires. And any time you have someone new in an area, that tends to provide a little energy, so we're excited about that. But it remains a very competitive environment. And I think with the uncertainty of the economy going forward, it's an area to be careful. And so, we're already contemplating that in our underwriting, where are things going, making sure that we're being diligent. Hopefully, our competitors are as well, but that's to be determined.

Meyer Shields: Is it fair to say that the construction business that you have in surety and elsewhere is the most economically sensitive? Is that the right way to think about your book?

Jen Klobnak: Would you say it's the most economically sensitive?

Meyer Shields: Yes.

Jen Klobnak: Yes, in terms of economy. I'm just going to say the construction - Obviously, we have 1/3 of -- about 1/3 of our business in the construction industry. So we pay attention to those trends quite a bit. They tend to be an indicator for what's going on. Our transportation business is also a good indicator of what's going to be happening going forward. And the biggest issue there, I would say, would be the driver situation. So while there's plenty of goods to haul and there's plenty of jobs to be done, to get qualified drivers is the issue there, which causes the problem. But from an economic perspective, we're not seeing anything right now that would indicate there's going to be an issue, despite the headline news. But we're watching it. And from our perspective, the good news, is we don't have top line targets. We're going to do whatever makes sense if the economy turns south. We're going to support our insurers how we can, but we don't have any sort of targets on, we still have to write this business. We'll deal with it as it comes.

Meyer Shields: And one last question, if I can. Different companies obviously have different property footprint and a number of them have -- or I guess, a couple of competitors have pointed out worse weather-related losses in the second quarter and it doesn't look like you had that experience. Can you give us like a brief outline of how we should think about your current Property exposure?

Jen Klobnak: Sure. As I look at our Property exposure, we are countrywide, including Hawaii. And so, we have exposure along the coast lines, in California and Hawaii. When it comes to kind of the middle of the country where you see the conductive storm losses more frequently, because we don't have a large footprint in the habitational space, we're going to have less exposure to those kind of losses. So, I think 2 things differentiate us from maybe what an average property book would look like. One would be our lack of emphasis on the habitational space. And we used to have a bigger footprint there, but that space has been underpriced for well over a decade. And I think the other factor is, we write a lot of business on a named peril basis. So whether it's hurricane only or earthquake only coverage, it doesn't cover other perils. And so, that might differentiate us from a catastrophe loss perspective.

Operator: Our next question comes from Mark Dwelle with RBC.

Mark Dwelle: Just a few questions. First on the Property segment. Obviously, the growth has been tremendous there. And in your opening comments, you talked about some kind of opportunistic adds of policies, et cetera. Can you talk about just --I guess I'm trying to get a sense is, is that market the one that is still accelerating? Or is it a market that is one that is relatively peaking and could see the next turn is more likely down than up?

Jen Klobnak: Yes, that's quite a nuance you're trying to find there. I would say, from our perspective, it might have a little bit further hardening to go, but it's very hard to describe that. I think there's no end in sight at the moment as far as -- we're looking for competitors to enter, and the reinsurance market is making some changes as well. So those are the kinds of things that tend to support this market continuing. It will be very interesting now that we're in hurricane season, to see what loss activity does, and if it's a quiet season, maybe people relax a bit. If it's not a quiet season, then that creates more pressure. So I think we're kind of waiting and seeing -- kind of continuing our approach, and we expect no real significant changes to occur until the hurricane season plays out.

Mark Dwelle: Thinking about both the Property segment and the Casualty segment, are you seeing any changes in buying behavior, people looking to shed limits or shed coverages kind of ameliorate the effective rate on their insurance spend? Or is it pretty much business as usual as far as the way people are buying coverages and how they're going about it?

Jen Klobnak: Well, I think you see 2 behaviors going on. One is, yes, people -- with the cost of the insurance, people are considering how much limit do they really need. And in places like earthquakes, that's been the case for a very long time. But I think it's also the case on the Casualty side. But at the same time, we have places in our portfolio where the insured has recognized that the litigation environment is active, and they want to have those limits available in case something happens. So that's a newer phenomenon I think that we've seen in the last 12 months or so where people continue to buy the limit. And when we expected in the past, in past cycles, they would have taken that net and fill in if absolutely needed via a contract or some sort of situation. So on a net basis I don't know where that puts us. I think people continue to have an appetite to buy some coverage.

Mark Dwelle: I mean, both on this call and other ones we've had, I mean, there's a lot of talk about kind of the economic fortitude of the commercial customer, whether they're beginning to see stress from weather inflation or a slowdown in the economy or what have you -- So is there any additional color related to points like that?

Jen Klobnak: So I think I would agree with what you're saying there. You look at some of these insureds who've survived COVID, and they're still in business, and they've had their -- the revenues are starting to rebound. But the cost of everything has gone up from labor to whatever their cost of goods sold is made up of, and then insurance as well. So pretty much everything costs more. They're trying to charge more. How much will the market bear? It's a tough situation to be a small business owner these days.

Mark Dwelle: And then maybe one last question maybe for Craig. I haven't heard his voice enough this call. Can you give any kind of update just on the timing of when Maui Jim might land? I mean you've left a pretty big landing strip anywhere from like tomorrow to Christmas. Any update there or maybe any update on how you're thinking about proceeds and where that leaves you?

Craig Kliethermes: Actually, it's tomorrow till the New Year's Eve, but there's really no real update. I mean we still expect it to close in the second half of the year.

Mark Dwelle: Let me ask a semi-related question. The -- when you think about your approach to dividends and capital return, to what degree do you consider comprehensive income, which is obviously negative on a year-to-date basis as compared to just operating income or ordinary GAAP net income, which are comparatively both very favorable and somewhat favorable?

Craig Kliethermes: So I mean, I'll start and Todd probably will add a lot more color. But I mean, obviously we got our capital position, how much capital we think we need to continue to grow the business depending on the operating environment we're in. And that's based on our own standard of capital requirement. But also, we have to look at rating agencies which do look at comprehensive income or -- and the impact of that on our capital position relative to their models. So we have to look at that. Obviously, we look at where we're at, how much capital we need to grow our business, what other opportunities are out there, and then obviously, we'd like to keep growing our business. And if we need the capital to grow it, we can hold on to that capital if we don't -- historic -- history has shown that we would probably dividend it back. But Todd, do you want to offer...?

Todd Bryant: Yes. I think you hit the most important parts there. I think we look at it all. The total capital position, obviously, it includes the fixed income and equity components. You have -- to Craig's point, rating agencies is one thing we look at. Some are GAAP-based, right? Some are statutory based that don't include the fixed income portfolio, unrealized losses. And we have our own stress tests that we're doing in addition to that. We'll get a forward look on where we think premium is going. We certainly have been using capital with our growth, which has always been our preference, but it's kind of all things. We're going to look at it all as we do quarterly consider it and make decisions from that perspective.

Mark Dwelle: Given how much more property you've been writing this year, would you think that you are comparatively more capital constrained in the eyes of the rating agencies at this point? Or the reinsurance buying that you've done has left you in about the same place?

Jen Klobnak: Yes. I think really it comes down to our entire product portfolio. So sometimes we get more credit than others and these rating agencies for the diversity of our portfolio. But when you think about our Casualty business, I mean, that's grown quite a bit this year as well. And so, the reinsurance on the Property side helps our net position in terms of how much capital we need. There's obviously a collectability question on reinsurance, and we have very secure reinsurers. And some of the latest group that supported us in May are very secure, and we would expect no issues there. But it's really all -- we look at our entire portfolio to see where might we be using capital and are those places growing.

Craig Kliethermes: But I need to be more specific to your question. I do not believe CAT has significantly increased our -- would require capital for any of the models that we've used. So we've done a good job managing our net exposure so that it doesn't --and with secure reinsurers. So it has very minimal impact relative from over time. So CAT is not really driving the need for more capital.

Mark Dwelle: I'll just stay on the edge of my seat for the Maui Jim announcement.

Operator: Our next question comes from Jamie Inglis with Philo Smith.

James Inglis: Great quarter. Really great quarter. I want to say that first off. I wonder if we could revisit this issue about inflation as it relates to reserve development. I should say right up front, I'm not worried about your reserves, but what I'm trying to understand is what do you really mean by looking at longer-term loss trends? I mean the inflation we've seen in the last year or so is dramatically higher than it was 5 years ago, 10 years ago, whatever. So what is -- what do you really mean when you're talking about longer-term loss trends? I mean, how does -- what does that mean?

Todd Bryant: So the reference there is specific to Casualty. I'll talk a bit more about that. Maybe I wasn't clear. I mean on the property and surety side, the shorter tail, but that's going to manifest itself rather quickly, right? I mean, I think we talked about first quarter of last year when we had the Texas freeze that -- we did include an expected and actual higher amount of reserves at the beginning, knowing that there was inflation in those dollars to get the work done, length of time, just increase cost of lumber, et cetera. That's going to manifest itself pretty quickly.

On the Casualty perspective, we're looking at not just inflation, but everything that will go into loss trend, right? So if we have -- if we're taking a longer-term view on loss cost trend, it's going to include inflation or anything else. And again, in the current time, our actuaries would say they're not seeing that yet, right? But if you get behind from an inflation or just broader loss cost trends on casualty, right, that's -- before you figure that out, you're going to have a longer term – You could have multiple years where you have missed it. So that's where we're paying more attention, I would say, to inflation or loss cost trends, or those types of things in the Casualty segment. And we just haven't seen it yet.

Craig Kliethermes: I just want to add, offsetting - I mean, obviously, information is important. Real-time information is important as you -- you're in an environment of possible increasing costs. And we have a great feedback loop between our claim team and our underwriting team. We invest heavily in our claims team, and they try to get the reserves up as quickly as they can, and they try to get the information in the hands of the underwriters as quickly as they can. So if they're seeing that type of stuff on the ground, they're communicating that to the underwriters. We're in a lot of different niches, and it's hard to measure -- attribute certain loss cost inflation in any given product based on severity because this will take a little longer. Although we have -- typically have shorter tail -- typically write shorter tail lines than a lot of specialty companies in this industry because we don't write a lot of excess liability business. But we do a pretty good job of that. I mean short term, we've seen very favorable frequency trends actually. And we really -- as Todd said, we really haven't seen anything on the severity front. But we have a team of fairly conservative people who use good judgment and we'd be kind of fooled to think that they weren't factoring some of that in when they make decisions. So I guess that'd be the color I'd offer.

James Inglis: Craig, I wonder if you could elaborate on the point you made earlier about disruption. I mean you guys continue to show very nice growth and -- but a lot of the changes that had have occurred, whether it's Lloyd's, whether it's U.S. companies realigning, what they want to write, sort of what -- et cetera, that's gone on for a little while. Is there anything new and different from a disruption point of view that you are able to take advantage right now? Or is it just more the same?

Craig Kliethermes: I mean, I would say -- I mean, with our folks on the ground, who are very close to the action. I mean, I would say the thing is they were nuanced, I mean fairly nuanced, right? Their appetite in Property, certainly -- I think Jen talked about, that's changed a lot. The admitted markets, that's changed a lot their appetite in Florida, a lot because of the ratings and because there's no reinsurance support for that type of business. But we've seen in some of our personal excess liability businesses where people have different appetites, changing appetites, retrenching. That gives us a lot of opportunity to invest in businesses, continue to reinvest in businesses that we know have historically been profitable. So -- for us. So, it's also true in some excess liability and some geographies on the E&S side. It gives us the confidence because we've had years of the same people, same underwriter or same claim team with the same appetite, and all of a sudden they see opportunity because other people are backing off. That gives us the confidence to run towards these things sometimes that other people are running away from. We're not doing things in new businesses. And typically, if there was a problem in a new business that you're aware, we wouldn't probably form a new team that ran towards the fire in that business. But we have a lot of confidence in our team who's delivered in the past in both up and down cycles in those spaces. So I mean that's the commentary I would provide. But any opportunity -- in the Marine, there's still opportunity. You mentioned Lloyds, but there's still a lot of changes in appetite in Lloyd's right now. And we have about 12 sub-segments within our Marine business. And within that, there's different classes. So it's very hard to get down to that level and articulate it.

Operator: Our next question comes from Casey Alexander with Compass Point.

Casey Alexander: And I apologize for continuing to harp on the Southeast property market, but it is a market that has a lot of really unique attributes. And so, I think you were speaking to one of my questions, which is, how do you acquire a team that has deep experience in underwriting in those Southeast property markets, where other teams that are supposedly capable, have failed in the past? And then the second part of my question is, a big problem for participants in the Southeast property market has been acquiring reinsurance on a cost-effective basis, the cost of reinsurance to reinsure the risks in that market, have absolutely blown out. Is it RLI's overall financial strength that allows them to attract credible reinsurance counterparties and write reinsurance on a cost-effective basis to cover your exposure in those markets?

Jen Klobnak: Yes. So I'm slightly distracted by a small plane that's about to take off, I think, but I'll try to answer your 2 questions here. One is -- you mentioned people. So we have hired some people in that region and elsewhere. When we focus on people, we're looking at both underwriting and claim expertise. It doesn't -- it just -- it's not one side and you have to think about both sides of the equation. We've had some success. In the news you've seen different -- with the change in appetite of different competitors pulling back in the space. There are people looking for jobs where people want to write properties. Now those people are coming from other companies. And what we try to do is to show them the RLI approach, which is different than other companies. So we arm our underwriters with a lot of information and tools. We provide a lot of oversight so that they understand kind of how we approach it in terms of really paying attention to the terms and conditions and the details around the exposure. And then we marry them up with claims people who will provide feedback on what's actually happening with each claim that gets adjusted. What are the circumstances, what are the questions or the different issues that come up, and how might we address them from either an underwriting or some other perspective to make sure that we're covering what we want, to and paying the amount that makes sense. So that's a different approach than other companies. We have reports that go on slicing and dicing this book any way you can think of, that are available to each underwriter at the desk so they understand each month what they're putting on the books. That's a little bit different than other companies as well.

From a reinsurance standpoint, I would say that RLI, what we ask for in that marketplace is differentiation. And the reason we think we deserve differentiation is because of our results over the long term in the property market. So we've been in this market since the early 1980s, my favorite decade. And throughout that whole history, we've done a tremendous job of estimating what catastrophe losses are, and then ensuring that how it turns out, doesn't have creep, right? So nowadays, you're hearing people talking about Ida or different losses where the regionalized estimate was something and now the estimate is larger. As we go and meet with our reinsurance partners, we try to be very transparent about what the situation is, and make sure that our estimates hopefully entail all the losses that are going to emerge over the course of handling that catastrophic event. And so, our track record from a performance standpoint, allows us to differentiate the fact that we actually let our reinsurers talk to some claim people as well, so they understand how we're handling the actual claims. The transparency and reporting allows us to get reinsurance that we think is reasonable and supportive of our efforts. And so whether they buy into all that, I mean, I think they have, as demonstrated by how we've been able to buy reinsurance in a market that was challenging, effective May 1, but we'll continue to have to perform to make sure that they continue to support us. So hopefully, I've answered both parts of your question.

Operator: If there are no further questions, I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes: Thanks, everyone, for joining us this morning. I'm very proud of the unique culture that we have at RLI, and we believe it is built to deliver both to our customers and our shareholders. We look forward to talking with you next quarter. Until then, may we all enjoy fair winds and following seas.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (866) 813-9403 with an ID number of 268510. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

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